                                                             EXHIBITS 5 and 23.2


                          TAFT, STETTINIUS & HOLLISTER
                             1800 Star Bank Center
                               425 Walnut Street
                            Cincinnati, Ohio  45202


                               November 22, 1995

Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir or Madam:

         We have acted as counsel for Duramed Pharmaceuticals, Inc. (the "Company") in connection with its filing of a Registration Statement on Form S-3 concerning the registration of up to 3,200,000 shares of common stock, $.01 par value (the "Common Stock"), to be sold by certain Selling Shareholders identified in the Registration Statement. Such shares of Common Stock may be issued by the Company upon conversion by the Selling Shareholders of shares of the Company's Series C Convertible Preferred Stock which have been or may be issued to and held by such Selling Shareholders.

         It is our opinion that the registration of the shares of Common Stock covered by the Registration Statement and the issuance of such shares by the Company have been duly authorized by all necessary corporate action by the Company. The shares of Common Stock which may be issued and sold will be, when issued in accordance with the terms and conditions of the agreements providing for their issuance, legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this option as an Exhibit to the aforesaid Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                        Yours very truly,


                                        /s/ Taft, Stettinius & Hollister
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